Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500
Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701	News Release

FOR IMMEDIATE RELEASE
October 29, 2003

Contact :   Jim Taylor, Executive Vice President, Chief Financial Officer

972-869-3400

jtaylor@thomasgroup.com

Thomas Group Announces Third Quarter 2003 Results

•              Net Profitability Achieved

•              Positive Cash Flow from Operations Results in Continued Debt Reduction

Irving, Texas, October 29, 2003 Thomas Group, Inc. (TGIS.OB) today announced net income of $0.5 million, or $0.05 per diluted share, for the third quarter of 2003 on net revenue of $8.1 million. This compares favorably with the third quarter 2002 net loss of $1.7 million, or $0.41 per diluted share, on net revenue of $8.0 million.

This is the fourth consecutive quarter where the Company has reported operating profits and the second quarter out of four in which the Company has attained net profitability.

For the nine months ended September 30, 2003, the Company reported net income of $0.3 million, or $0.03 per diluted share, on net revenue of $22.7 million. This compares favorably with the first nine months of 2002 net loss of $7.8 million, or $1.87 per diluted share, on net revenue of $23.1 million.

In managements financial review of the third quarter 2003 it was established that leasehold improvements related to subleased office facilities should have been written off at the time the sublease contract was executed in 2001. This prior period adjustment will impact the Company’s third quarter balance sheet by decreasing property plant and equipment and retained earnings by $355,000. The effect on the Company’s income statement will be to reduce depreciation expense by $64,000 for the three and nine months periods ended September 30, 2003, respectively. This prior period adjustment will increase earnings per share $0.01 per diluted share for the three and nine months periods ended September 30, 2003.   Prior periods will be restated for presentation purposes.

Financial Performance: The Company’s continued strong financial performance in 2003 is highlighted by the following achievements:

•              $2.0 Million Positive Cash Flow: The improvement in cash flow from operations is directly related to the Company’s continued commitment to managing costs, which resulted in third quarter and year-to-date net profitability. In addition, improved credit terms with a significant client, has resulted in increased cash collections during the third quarter of 2003.

•              Debt Reduction: The improved cash flow from operations has allowed the Company to reduce its debt. To date the Company has paid down $1.2 million on its original $5.0 million term note. Per a provision in its existing term note agreement, the third quarter cash flow from operations will allow the Company to pay down approximately $1.0 million during the fourth quarter of 2003. The improvement in cash flow from operations has also resulted in the pay down of the Company’s revolving line of credit. The Company currently has no borrowings on its $3.0 million line of credit, which reached $2.4 million of borrowings during the third quarter of 2003. The Company plans to use its revolving line of credit to fund operations and growth during the fourth quarter of 2003.

•              Increased Gross Margins: Continued high utilization of its professional workforce increased gross profit margins to 53% in the third quarter; the highest level in over eight years. Year-to-date revenue for the first nine months of 2003 and 2002 is approximately the same, but net cost of sales has been reduced $4.3 million in 2003 as a result of these utilization efforts.

•              $3.6 Million in SG&A Cost Reductions:  The $3.6 million in selling, general and administrative cost savings during the first nine months of 2003 associated with decreased personnel costs primarily related to salaries and travel related expenditures. In addition, cost reductions were achieved in professional services related to legal and accounting, as well as, through renegotiation of several equipment rental and telecommunications contracts.

Business Development: During the third quarter of 2003, the Company signed $11.7 million in new business bringing the nine-month total to $26.8 million. This exceeds the 2002 nine month total of $13.0 million.

Commenting on the Company’s third quarter and year-to-date performance, John Hamann, President and Chief Executive Officer, said, “The third quarter continues to demonstrate our ability to control and reduce costs. As we have said, our low cost position allows significant profit leverage when revenue increases. In the third quarter we did, in fact, achieve a $1.1 million increase in revenue as compared to the second quarter of 2003, due to additional business in our government sector, as well as additional business in our commercial sector. This rise in revenue generated an improved bottom-line profit. Our business development efforts remain focused and intense, and though it is difficult to predict when customers will buy, we remain confident that our revenues will rise over time in future quarters”.

Backlog: As of September 30, 2003, the Company had backlog of $30.8 million, compared to backlog of $28.3 million at September 30, 2002. The increase in backlog reflects the contract wins in North America, primarily in the area of United States military contracts.

***

Founded in 1978, Thomas Group, Inc. is an international, publicly traded professional services firm (TGIS.OB).  Thomas Group focuses on improving enterprise wide operations, competitiveness, and financial performance of major corporate clients through proprietary methodology known as Process Value ManagementTM, process improvement, and by strategically aligning operations and technology to improve bottom line results.  Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. Thomas Group, known as The Results CompanySM, has offices in Dallas, Detroit, Zug, Singapore, Shanghai and Hong Kong.  For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Consulting revenue before reimbursements (net revenue)	$8,082	$6,825	$22,663	$23,120
Reimbursements	115	282	440	1,205
Total revenue	8,197	7,107	23,103	24,325
Cost of sales before reimbursable expenses (net cost of sales)	3,783	3,987	11,605	15,927
Reimbursable expenses	115	282	440	1,205
Total cost of sales	3,898	4,269	12,045	17,132
Gross profit	4,299	2,838	11,058	7,193
Selling, general and administrative	3,652	3,609	10,221	13,854
Operating income (loss)	647	(771)	837	(6,661)
Restructuring charges	—	837	—	1,216
Operating income (loss)	647	(1,608)	837	(7,877)
Other expense, net	(154)	(182)	(523)	(415)
Income (loss) before income taxes	493	(1,790)	314	(8,292)
Income taxes (benefit)	34	(51)	36	(451)
Net income (loss)	$459	$(1,739)	$278	$(7,841)

Earnings (loss) per share:
Basic and diluted	$.05	$(.41)	$.03	$(1.87)

Weighted average shares:
Basic	9,556	4,192	9,556	4,185
Diluted	10,087	4,192	10,019	4,185

THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

North America	$7,317	$3,583	$20,235	$9,065
Europe	—	2,418	49	11,258
Asia/Pacific	765	824	2,379	2,797
Total Revenue Before Reimbursements	$8,082	$6,825	$22,663	$23,120

Selected Balance Sheet Data

	September 30, 2003	December 31, 2002
Cash	$833	$2,332
Trade Accounts Receivables	5,101	6,454
Total Current Assets	7,059	9,584
Total Assets	8,488	11,693
Total Current Liabilities	8,166	6,373
Total Liabilities	8,251	11,694
Total Stockholders’ Equity (Deficit)	237	(1)